Exhibit 99.2

Investor Presentation December 2023

Cautionary Note Regarding Forward Looking Statements

This communication includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including certain statements relating to the completion of the proposed transaction, proposed trading of common stock of Liberty Sirius XM Holdings Inc. ("SplitCo") and other matters related to such proposed transaction. All statements other than statements of historical fact are "forward-looking statements" for purposes of federal and state securities laws. These forward-looking statements generally can be identified by phrases such as "possible," "potential," "intends" or "expects" or other words or phrases of similar import or future or conditional verbs such as "will," "may," "might," "should," "would," "could," or similar variations. These forward-looking statements involve many risks and uncertainties that could cause actual results and the timing of events to differ materially from those expressed or implied by such statements, including, but not limited to: historical financial information may not be representative of future results; there may be significant transaction costs and integration costs in connection with the proposed transaction (including significant tax liability); the parties may not realize the potential benefits of the proposed transaction in the near term or at all; an active trading market for SplitCo common stock may not develop; the uncertainty of the market value of the SplitCo common stock; the satisfaction of all conditions to the proposed transaction; the proposed transaction may not be consummated; Liberty Media and SiriusXM may need to use resources that are needed in other parts of its business to do so; there may be liabilities that are not known, probable or estimable at this time; the proposed transaction may result in the diversion of management's time and attention to issues relating to the proposed transaction and integration; unfavorable outcome of legal proceedings that may be instituted against Liberty Media and/or SiriusXM following the announcement of the proposed transaction; risks related to disruption of management time from ongoing business operations due to the proposed transaction; risks inherent to the business may result in additional strategic and operational risks, which may impact Liberty Media, SplitCo and/or SiriusXM's risk profiles, which each company may not be able to mitigate effectively; and other risks and uncertainties detailed in periodic reports that Liberty Media and SiriusXM file with the SEC. These forward-looking statements speak only as of the date of this communication, and Liberty Media and SiriusXM expressly disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in Liberty Media's or SiriusXM's expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. Please refer to the publicly filed documents of Liberty Media and SiriusXM, including their most recent Forms 10-K and 10-Q, as such risk factors may be amended, supplemented or superseded from time to time by other reports Liberty Media or SiriusXM subsequently file with the SEC, for additional information about Liberty Media and SiriusXM and about the risks and uncertainties related to Liberty Media's and SiriusXM's businesses which may affect the statements made in this communication.

SiriusXM 2

3 Legal Disclaimer Additional Information Nothing in this communication shall constitute a solicitation to buy or an offer to sell shares of common stock of Liberty Me dia , SiriusXM or SplitCo. The proposed offer and issuance of shares of SplitCo common stock in the proposed transactions will be made only pursuant to an effective registration statement on Form S - 4, includ ing a proxy statement of Liberty Media, prospectus of SplitCo, and information statement of SiriusXM. LIBERTY MEDIA AND SIRIUSXM STOCKHOLDERS AND OTHER INVESTORS ARE URGED TO READ TH E REGISTRATION STATEMENT WHEN IT IS AVAILABLE, TOGETHER WITH ALL RELEVANT SEC FILINGS REGARDING THE PROPOSED TRANSACTION, AND ANY OTHER RELEVANT DOCUMENTS FILED AS EXHIBITS TH EREWITH, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. After the reg istration statement is declared effective, the proxy statement/prospectus/information statement and other relevant materials for the proposed transaction will be mailed to all Liberty Media and SiriusXM stockholders. Copies of these SEC filings will be available, free of charge, at the SEC’s website (http://www.sec.gov). Copies of the filings together with the ma terials incorporated by reference therein will also be available, without charge, by directing a request to Liberty Media Corporation, 12300 Liberty Boulevard, Englewood, Colorado 80112, Attention: I nve stor Relations, Telephone: (877) 772 - 1518 or Sirius XM Holdings Inc., 1221 Avenue of the Americas, 35th Floor, New York, New York 10021, Attention: Investor Relations, (212) 584 - 5100. Participants in a Solicitation SiriusXM anticipates that the following individuals will be participants (the “SiriusXM Participants”) in the solicitation of pr oxies from holders of Liberty Media’s LSXMA and LSXMB common stock in connection with the proposed transaction Gregory B. Maffei, Chairman of the SiriusXM Board of Directors, David A. Blau , Eddy W. Hartenstein, Robin P. Hickenlooper, James P. Holden, Evan D. Malone, James E. Meyer, Jonelle Procope , Michael Rapino , Kristina M. Salen , Carl E. Vogel and David Zaslav, all of whom are members of SiriusXM’s Board of Directors, Jennifer Witz, SiriusXM’s Chief E xec utive Officer and Director and Thomas D. Barry, SiriusXM’s Chief Financial Officer. Information regarding the SiriusXM Participants , i ncluding a description of their direct or indirect interests, by security holdings or otherwise, can be found under the caption “Stock Ownership” contained in SiriusXM’s definitive proxy statement fo r i ts 2023 annual meeting of stockholders (the “2023 Proxy Statement”), which was filed with the SEC on April 21, 2023 and is available at: https://www.sec.gov/ix?doc=/Archives/edgar/d ata /908937/000093041323001281/c105679_def14a - ixbrl.htm. To the extent that certain SiriusXM Participants or their affiliates have acquired or disposed of security holdings since the “as of ” d ate disclosed in the 2023 Proxy Statement, such transactions have been or will be reflected on Statements of Change in Ownership on Form 4, which are available at: https://www.sec.gov/edgar/browse /?C IK=908937&owner=exclude. Additional information regarding certain of the SiriusXM Participants in the proxy solicitation and a description of their interests will be contained in the inf ormation statement and other relevant materials to be filed with the SEC in respect of the contemplated transactions when they become available. These documents can be obtained free of charge from the sou rces indicated above. Liberty Media anticipates that the following individuals will be participants (the “Liberty Media Participants”) in the solic ita tion of proxies from holders of Liberty Media’s LSXMA and LSXMB common stock in connection with the proposed transaction: John C. Malone, Chairman of the Liberty Media Board of Directors, Robert R . B ennett, Derek Chang, Brian M. Deevy , M. Ian G. Gilchrist, Evan D. Malone, Larry E. Romrell , and Andrea L. Wong, all of whom are members of the Liberty Media Board of Directors, Gregory B. Maffei, Liberty Media’s Pre sid ent, Chief Executive Officer and Director, and Brian J. Wendling, Liberty Media’s Chief Accounting Officer and Principal Financial Officer. Information regarding the Libert y M edia Participants, including a description of their direct or indirect interests, by security holdings or otherwise, can be found under the caption “Security Ownership of Certain Beneficial Owners an d Management — Pro Forma Security Ownership of Management of Liberty Media Following the Reclassification” contained in Liberty Media’s registration statement on Form S - 4 (the “S - 4”), which was filed with the SEC on June 8, 2023 and is available at: https://www.sec.gov/Archives/edgar/data/1560385/000110465923069028/tm2232384 - 33_s4a.htm. To the extent that certain Liberty Medi a Participants or their affiliates have acquired or disposed of security holdings since the “as of” date disclosed in the S - 4, such transactions have been or will be reflected on S tatements of Change in Ownership on Form 4 or amendments to beneficial ownership reports on Schedules 13D filed with the SEC, which are available at: https://www.sec.gov/edgar/browse/?C IK= 1560385&owner=exclude. Additional information regarding the Liberty Media Participants in the proxy solicitation and a description of their interests will be contained in the proxy stat eme nt for Liberty Media’s special meeting of stockholders and other relevant materials to be filed with the SEC in respect of the contemplated transactions when they become available. These doc ume nts can be obtained free of charge from the sources indicated above.

4 4 Today’s Speakers Jennifer Witz CEO of SiriusXM Greg Maffei President & CEO of Liberty Media, Chairman of SiriusXM

5 $0.00 $1.00 $2.00 $3.00 $4.00 $5.00 $6.00 $7.00 $8.00 $9.00 $10.00 Feb-09 Feb-10 Feb-11 Feb-12 Feb-13 Feb-14 Feb-15 Feb-16 Feb-17 Feb-18 Feb-19 Feb-20 Feb-21 Feb-22 Feb-23 Significant Value Creation for All Investors ($) February 13, 2009 – December 11, 2023 February 2009: Initial Liberty Investment SiriusXM Total Shareholder Returns (1) Note: Rebased to SiriusXM share price of $0.10 as of February 13, 2009 (1) Assumes dividends are reinvested as received at the prevailing market price

6 Compelling Transaction Benefits □ Simplifies equity structure □ Enhances trading liquidity and float – Broadens potential investor base – Eliminates multi - class structure □ Greater strategic flexibility with majority independent Board □ Expands potential index inclusion □ Addresses discount to net asset value at LSXM Transaction offers all stockholders the opportunity to participate in the long - term upside potential of the leading audio - entertainment company

7 Transaction Overview □ Liberty separates Liberty SiriusXM Group (“LSXM”) through redemptive split - off to form SplitCo holding all LSXM assets and liabilities □ Immediately following split - off, SplitCo acquires SiriusXM in all stock transaction to form New SiriusXM with one class of common stock □ LSXM shareholders receive 1 share of New SiriusXM for each share of SiriusXM previously held at LSXM, adjusted for LSXM net liabilities – Results in estimated Exchange Ratio of 8.4 (1) shares of New SiriusXM per share of LSXM held □ SiriusXM minority shareholders receive 1 share of New SiriusXM for each share of SiriusXM held □ Subject to required approvals, including majority vote of LSXM shareholders, receipt of tax opinions, required regulatory approvals and customary closing conditions □ Expected to close early Q3’24 Note: Refer to Appendix pages 13 - 15 for additional transaction detail (1) Exchange Ratio based on estimated net liabilities at LSXM as of June 30, 2024 and estimated other liabilities for transaction fe es and expenses, financing fees, litigation related liabilities and other corporate adjustments; subject to final adjustments at close

Streamlined Ownership Structure



Current Structure
LSXMA Shares
LSXMB Shares
LSXMK Shares
Liberty Media Corporation
Liberty SiriusXM Group
SiriusXM Public Shareholders
84%
16%
SiriusXM
Current Shares: 3,839MM(1)
Post Merger Structure
Former Liberty SiriusXM Shareholders
Former SiriusXM Public Shareholders
81%
19%
"New SiriusXM"
Pro Forma Shares: 3,392MM(2)

(1) Current SIRI share count as of October 27, 2023, per latest 10-Q. Excludes impact of potentially dilutive securities, including existing SiriusXM equity awards
(2) Pro forma share count based on current SIRI share count, LSXM share count as of December 8, 2023, and estimated Exchange Ratio of 8.4. Excludes impact of potentially dilutive securities, including existing SiriusXM equity awards, LSXM equity awards, and the market value above principal of the 3.75% LSXM convertible notes

SiriusXM 8

9 SiriusXM: Shaping the Future of Audio Transforming SiriusXM for Long - Term Growth Innovative content company and leader in live, human curated audio experiences Leading subscription business positioned for the future Tapping into new audiences to grow with next gen platform Capturing opportunities in ad - based platforms Consistently delivering strong results and capital returns 34MM Subscribers 150MM Reach $20Bn Capital Returns 2.2% Dividend Yield Industry Leading Margins

10 3.3x 3.2x 3.9x Low to Mid 3s 9/30/23 (Status Quo) 12/31/23E (Status Quo) 6/30/24E (Pro Forma) Target Leverage $1.66 $1.83 $1.55 $1.15 2020A 2021A 2022A 2023E Free Cash Flow (1) $Bn Strong Free Cash Flow to Support Rapid Deleveraging Leverage Net Debt / LTM EBITDA No expected change to existing dividend policy Expect deprioritized buybacks until reaching target leverage Near - term focus on debt reduction (1) Company - defined FCF includes cash provided by operations plus insurance recoveries on satellites, net of additions to property a nd equipment, and restricted and other investment activity (2) 2021 free cash flow includes $225 million of satellite insurance recoveries Strong FCF generation (2)

11 Summary Long - Term Value Creation □ Highly beneficial transaction for all shareholders □ Meaningful opportunity ahead at SiriusXM with differentiated content and next gen tech platform □ Delivering financial results and investing for the future □ Strong free cash flow generation to maintain existing dividend policy and reduce debt

Appendix

Transaction Detail

Structure	• Liberty separates Liberty SiriusXM Group ("LSXM") through redemptive split-off to form SplitCo holding all LSXM assets and liabilities • Immediately following split-off, SplitCo acquires SiriusXM in all stock transaction to form New SiriusXM with one class of common stock • Transaction is intended to be tax-free to LSXM and SiriusXM shareholders, except with respect to cash received in lieu of fractional shares
Consideration	• Existing LSXM shareholders (LSXMA, LSXMB, LSXMK) will receive 8.4 shares in "New SiriusXM" for every LSXM share held(1) – Exchange Ratio will be calculated based on (i) the number of shares of SiriusXM held by Liberty, reduced by a net liabilities share adjustment, divided by (ii) the number of adjusted fully diluted shares of LSXM i. The net liabilities share adjustment to the Exchange Ratio will be determined as the amount of assumed LSXM net debt (excluding the 3.75% LSXMA convertible notes due 2028), with additional adjustments for transaction fees and expenses, litigation related liabilities and other corporate adjustments, divided by \$4.23(2) ii. The adjusted fully diluted shares of LSXM will be calculated based on outstanding LSXM shares at closing, including the dilutive impact of shares underlying the 3.75% LSXMA convertible notes due 2028 and the dilutive impact of equity awards – Final Exchange Ratio will be determined at closing • SiriusXM minority shareholders will receive 1 share in "New SiriusXM" for every SiriusXM share held
Financing	• Pro forma net leverage is anticipated to be 3.9x at close(3) • No change to low-to-mid 3x target leverage • New SiriusXM has secured financing commitments of up to \$1.1Bn to fund the potential refinancing of LSXM's existing Margin Loan and 2.75% Exchangeable at or following close
Transaction Approval and Timing	• Transaction has been approved by Liberty's Board, the SiriusXM Special Committee and SiriusXM's Board • Transaction is subject to approval by a majority of the aggregate voting power of the Liberty SiriusXM common stock, receipt of tax opinions, receipt of required regulatory approvals and customary closing conditions

(1) Exchange Ratio based on estimated net liabilities at LSXM as of June 30, 2024 and estimated other liabilities for transaction fees and expenses, financing fees, litigation related liabilities and other corporate adjustments; subject to final adjustments at close
(2) Represents the average of the SIRI daily VWAP over the 20 consecutive trading days ending September 25, 2023, the day before Liberty filed a 13D relating to a transaction
(3) Transaction expected to close early Q3'24

SiriusXM 13

14 Transaction Structure • Liberty separates Liberty SiriusXM Group through redemptive split - off to form “SplitCo” holding all LSXM assets and liabilities Exchange Ratio = Adjusted LSXM - Owned SIRI Shares Adjusted Fully - Diluted LSXM Shares = = 3,205.8MM shares – LSXM Net Liabilities (1) / SIRI Share Price of $4.23 Basic shares of LSXMA+LSXMB+LSXMK + Dilutive Impact of LSXMA convertible notes and equity awards 8.4 (2) • SplitCo acquires SiriusXM in stock - for - stock transaction to create New SiriusXM − Each share of SplitCo becomes 1 share of New SiriusXM − Each share of SiriusXM held by minority shareholders receives 1 share of New SiriusXM (1) LSXM Net Liabilities include SIRI Margin Loan and 2.75% SIRI Exchangeable Bonds due 2049, net of estimated corporate cash. Ex clu des LSXMA convertible notes. Also includes estimated other liabilities for transaction fees and expenses, financing fees, litigation related liabilities and other corpo rat e adjustments (2) Exchange Ratio based on estimated LSXM Net Liabilities as of June 30, 2024, subject to final adjustments at close =

Illustrative Transaction Exchange Ratio

(in millions except SIRI Reference Price)	**Q2'24E**
Net Liabilities[1]	$1,118
(÷) SIRI Reference Price	$4.23
LSXM Net Liabilities Share Adjustment (Effective SIRI Share Reduction)	**264.2**
Fully Diluted LSXM Shares[2]	326.8
(+) Shares to settle LSXMA Convertible[3]	21.6
Adjusted Fully Diluted LSXM Shares	**348.4**
Liberty Owned SIRI shares	3,205.8
(–) LSXM Net Liabilities Share Adjustment	(264.2)
Pro Forma Liberty Owned SIRI Shares	**2,941.6**
(÷) Adjusted Fully Diluted LSXM Shares	348.4
Exchange Ratio	**8.4**

Note: Illustrative based on market information as of December 11, 2023. Actual values to be calculated at Measurement Date, which is to be 7 business days before closing, subject to certain conditions

(1) Includes SIRI Margin Loan and 2.75% SIRI Exchangeable Bonds due 2049, net of estimated corporate cash. Excludes LSXMA convertible notes per below. Also includes estimated other liabilities for transaction fees and expenses, financing fees, litigation related liabilities and other corporate adjustments

(2) Includes LSXMA, LSXMB and LSXMK basic shares outstanding, accelerated RSU / RSA / PSUs net of tax withholding, and options outstanding at signing using treasury stock method; Based on LSXMK share price as of December 11, 2023 for illustrative purposes

(3) Maximum of shares underlying LSXMA convertible and par value divided by the LSXMA share price as of December 11, 2023 for illustrative purposes

SiriusXM 15

THANK YOU